FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of

April 24 , 2023, by and between HUDSON TOWERS AT SHORE CENTER, LLC, a Delaware limited liability company (“Landlord”), and SOLENO THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

1.
Landlord and Tenant are parties to that certain Office Lease dated April 16, 2021 (the “Lease”).Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 6,368 rentable square feet (the “Premises”) described as Suite 500 on the fifth floor of the building commonly known as Towers @ Shores-203 Redwood Shores located at 203 Redwood Shores Parkway,Redwood City, California (the “Building”).

2.
The Lease will expire by its terms on May 31, 2023 (the “Existing Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

a.
Extension. The term of the Lease is hereby extended through May 31, 2025 (the “Extended Expiration Date”). The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the “Extension Date”) and ending on the Extended Expiration Date shall be referredto herein as the “Extended Term”.

b.
Base Rent. During the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly BaseRent
6/1/23 – 9/3023	$75.00	$39,800.00
10/1/23 - 2/29/24	$48.00	$25,472.00
3/1/24 – 9/30/24	$36.00	$19,104.00
10/1/24 – 3/31/25	$60.00	$31,840.00
4/1/25 – 5/31/25	$75.00	$39,800.00

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended.

Notwithstanding the foregoing, Base Rent shall be abated, in the amount of $39,800.00 per month, for the full calendarmonths of August 2023 and September 2023; provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

c.
Additional SecurityDeposit. No additional Security Deposit shallbe required in connection with this Amendment.

d.
Expenses and Taxes. During the Extended Term, Tenant shallpay for Tenant’sShare of Expense Excess and Tax Excess in accordance with the terms of the Lease; provided, however, that during the Extended Term, the Base Year for Expenses and Taxes shallbe 2023.

e.
Improvements to Premises.

i.
Configuration and Condition of Premises. Tenant acknowledges that it is in possession of the Premises and agrees to accept them “as is” without any representation by Landlord regarding their configuration or condition and without any obligation on the part of Landlordto perform or pay for any alteration or improvement, exceptas may be otherwise expressly provided in this Amendment.

ii.
Responsibility for Improvements to Premises. Tenant shall be entitled to perform improvements to the Premises, and to receive an allowance from Landlord for such improvements,in accordance with the ExtensionWork Letter attachedhereto as Exhibit A.

6. Right of First Offer.

iii.
Grant of Option; Conditions.

1.
Subject to the terms of this Section 6, Tenant shall have a right of first offer (for purposes of this Section 6, “Right of First Offer”) with respect to the following suite (and with respect to each portion of such suite) (such suite or portion thereof, a “Potential Offering Space”): the 3,915 rentable square feet known as Suite 510 on the fifth floor of the Building shown on the demising plan attached to the Amendment as Exhibit B.Tenant’s Right of First Offer shall be exercised as follows: At any time after Landlord has determined that a Potential Offering Space has become Available (defined below), but before leasing such Potential Offering Space to a third party, Landlord, subject to the terms of this Section 6, shall provide Tenant with a written notice (for purposes of this Section 6, an “Advice”) advising Tenant of the material terms on which Landlord is prepared to lease such Potential Offering Space (sometimes referred to herein as an “Offering Space”) to Tenant, which terms shall be consistent with Section 6.2 below. For purposes hereof, a Potential Offering Space shall be deemed to become “Available” as follows: (i) if such Potential Offering Space is not leased to a third party as of the date of mutual execution and delivery of this Amendment, such Potential Offering Space shall bedeemed to becomeAvailable when Landlord has located a prospective tenant that may be interested in leasing such Potential Offering Space; and (ii) if such Potential Offering Space is leased to a third party as of the date of mutual execution and delivery of this Amendment, such Potential OfferingSpace shall be deemedto become Available when Landlord has determined that such third-party tenant, and any occupant of such Potential Offering Space claiming under such third-party tenant, will not extend or renew the term of its lease, or enter into a new lease, for such Potential Offering Space. Upon receiving an Advice, Tenant may lease the Offering Space, in its entirety only, under the terms set forth in the Advice, by delivering to Landlord a written notice of exercise (for purposes of this Section 6, a “Notice of Exercise”) within 10 business days after receiving the Advice.

2.
If Tenant receives an Advice but does not deliver a Notice of Exercise within the period of time required under Section 6.1.A above, Landlord may lease the Offering Space to any party on any terms determined by Landlord in its sole and absolute discretion.

3.
Notwithstandingany contrary provision hereof, (i) Landlord shall not be required to provide Tenant with an Advice if any of the following conditions exists when Landlord would otherwise deliver the Advice; and (ii) if Tenant receives an Advice from Landlord, Tenant shall not be entitled to lease the Offering Space based on such Advice if any of the following conditions exists:

a.
a Default exists;

b.
all or any portion of the Premisesis sublet (other than pursuantto a Permitted Transfer);

c.
the Lease has been assigned(other than pursuantto a Permitted Transfer); or

d.
Tenant is not occupying the Premises.

If, by operation of the preceding sentence, Landlord is not required to provide Tenant with an Advice, or Tenant, after receiving an Advice, is not entitled to lease the Offering Space based on such Advice, then Landlord may lease the Offering Space to any party on any terms determined by Landlord in its sole and absolute discretion.

iv.
Terms for OfferingSpace.

1.
The term for the Offering Space shall be coterminous with the term for the balance of the Premises.

2.
The term for the Offering Space shall commence on the commencement date stated in the Advice and thereupon the Offering Space shall be considered a part of the Premisessubject to the provisions of the Lease;provided, however, that the provisions of the Advice shall prevail to the extent they conflictwith the provisions of the Lease.

3.
Tenant shall pay Monthly Rent for the Offering Space in accordance with the provisions of the Advice. The Advice shall reflect the Prevailing Market (defined in Section 6.5 below) rate for the Offering Space as determined in Landlord’s reasonable judgment.

4.
Except as may be otherwise provided in the Advice, (i) the Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its configuration and condition existing on the earlier of the date Tenant takes possession of the Offering Space or the commencement date for the Offering Space; and (ii) if Landlord is delayed in delivering possession of the Offering Space by any holdover or unlawful possession of the Offering Space by any party, Landlord shall use commercially reasonable efforts to obtain possession of the Offering Space and any obligation of Landlord to tender possession of, permit entry to, or perform alterations to the Offering Space shall be deferred until after Landlord has obtained possession of the Offering Space.

v.
Termination of Right of First Offer; One-TimeRight.

1.
Notwithstanding any contrary provision hereof, Landlord shall not be required to provide Tenant with an Advice, and Tenant shall not be entitled to exercise its Right of First Offer, after May 31, 2024.

2.
Notwithstanding any contrary provision hereof, Landlord shall not be required to provide Tenant with an Advice, and Tenant shall not be entitled to exercise its Right of First Offer, with respect to any Potential Offering Space after the date, if any, on which Landlord becomes entitled to lease such Potential Offering Space to a third party under Section 6.1.B or 6.1.C above

vi.
Offering Amendment. If Tenant validly exercises its Right of First Offer, Landlord, within a reasonable period of time thereafter, shall prepare and deliver to Tenant an amendment (for purposes of this Section 6, the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, the rentable square footage of the Premises, Tenant’s Share, and other appropriate terms in accordance with this Section 6. Tenant shall execute and return the Offering Amendment to Landlord within 15 days after receiving it, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

vii.
Definition of Prevailing Market. For purposes of this Section 6, “Prevailing Market” means the arms-length, fair-market, annual rental rate per rentable square foot, under renewal and expansion leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder, for space comparable to the Offering Space in the Building and office buildings comparable to the Building in the Redwood City, California area. The determination of Prevailing Market shall take into account (i)any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; and (ii) any material differences in configuration or condition between the Offering Space and any comparison space.

viii.
IntentionallyOmitted.

f.
Miscellaneous.

i.
This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreementbetween the partieswith respect to the matters set forth herein. There have been no additional oral or writtenrepresentations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similareconomic incentive to which Tenant may have been entitledin connection with entering into the Lease,except as may be otherwise expressly provided in this Amendment.

ii.
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.3. In the case of any inconsistency betweenthe provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

iii.
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

iv.
Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign(or the like) as constituting a duly authorized, irrevocable, actual, current deliveryhereof with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

v.
Capitalized terms used but not defined in this Amendmentshall have the meanings given in the Lease.

vi.
Tenant shall indemnifyand hold Landlord,its trustees, members,principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and membersof any such agents harmlessfrom all claimsof any brokers (other than Jones Lang LaSalle) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant,its trustees, members,principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claimingto have represented Landlord in connection with this

Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solelyin furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON TOWERS AT SHORE CENTER,LLC,

a Delaware limited liability company

By: Hudson Pacific Properties, L.P., a Maryland limited partnership, its sole member

By: Hudson Pacific Properties, Inc., a Maryland corporation,

its general partner

By: /s/ Kenneth Young

Name: _Kenneth Young

Title: _Senior Vice President, Leasing

TENANT:

SOLENO THERAPEUTICS, INC., a Delaware corporation

By: /s/ Jim Mackaness

Name: Jim Mackaness

Title: CFO

EXHIBIT A EXTENSION WORK LETTER

As used in this Exhibit A (this “Extension Work Letter”), the following terms shall have the following meanings:

(i)
For the purposes of this Exhibit A, “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Extension Work Letter;

(ii)
For the purposes of this Exhibit A, “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements; and

(iii)
“Agreement” means the Amendment of which this Extension Work Letter is a part.

1.
ALLOWANCE.

a.
Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (for the purposes of this Exhibit A, the “Allowance”) in the amount of $31,840.00 to be applied toward the Allowance Items (defined in Section 1.2 below). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Extension Work Letter. Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Allowance November 30, 2024, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

b.
Disbursementof Allowance.

i.
Allowance Items. Except as otherwise provided in this Extension Work Letter, the Allowance shall be disbursed by Landlord only for the following items (for the purposes of this Exhibit A, the “Allowance Items”): (a) the fees of Tenant’s architect and engineers, if any, and any Review Fees (defined in Section 2.3below); (b) [Intentionally Omitted]; (c) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (d) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (e) the cost of any change to the base, shell or core of the Premises or Building required by Tenant’s plans and specifications (for the purposes of this Exhibit A, the “Plans”) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (f) the cost of any change to the Plans or the Tenant Improvement Work required by Law; (g) theCoordination Fee (definedin Section 2.3below); (h) salesand use taxes;and

(i) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

ii.
Disbursement. Subject to the terms hereof, Landlord shall make monthly disbursements of the Allowance for Allowance Items as follows:

1.
Monthly Disbursements. Not more frequently than once per calendar month, Tenant may deliver to Landlord: (i) a request for payment of Tenant’s contractor, approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed (which approved request shall be deemed Tenant’s approval and acceptance of the work and materials described therein); (ii) copies of all third-party contracts (including change orders) pursuant to which Allowance Items have been incurred (for the purposes of this Exhibit A, collectively, the “Tenant Improvement Contracts”); (iii) copies of invoices for all labor and materials provided to the Premises and covered by such requestfor payment;
(iv)
executed conditional mechanic’s lien releases from all parties who have provided such labor or materials to the Premises (along with executed unconditional mechanic’s lien releases for any prior payments made pursuant to this paragraph) satisfying California Civil Code §§8132 and/or 8134, as applicable; and (v) all other information reasonably requested by Landlord. Subject to the terms hereof, within 30 days after receiving such materials, Landlord shall deliver a check to Tenant, payable jointly to Tenant and its contractor, in the amount of the lesser of (a) Landlord’s Share (defined below) of the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention (the aggregate amount of such retentions shall be referred to in this Extension Work Letter as the “Final Retention”), or

(b) the amount of any remainingportion of the Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the workor materials described in Tenant’s paymentrequest. As used in this Section 1.2.2.1, “Landlord’s Share” means the lesser of (i) 100%, or (ii) the percentage obtained by dividing the Allowance by the estimated sum of all Allowance Items, as determined based on the Tenant Improvement Contracts.

2.
Final Retention. Subject to the terms hereof, Landlord shall deliver to Tenant a check for the Final Retention, together with any other undisbursed portion of the Allowance required to pay for the Allowance Items, within 30 days after the latestof (a) the completion of the Tenant Improvement Work in accordancewith the approvedplans and specifications; (b) Landlord’s receipt of

(i) copies of all Tenant Improvement Contracts; (ii) copiesof invoices for alllabor and materials provided to the Premises; (iii) executedunconditional mechanic’s lien releases satisfying California Civil Code

§ 8134 for all prior payments made pursuant to Section 1.2.2.1 above (to the extent not previously provided to Landlord), together with executed unconditional final mechanic’s lien releases satisfying California Civil Code § 8138 for all labor and materials provided to the Premises subject to the Final Retention; (iv) a certificate from Tenant’s architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvement Work has been substantially completed; (v) evidence that all governmental approvals requiredfor Tenant to legally occupythe Premises have been obtained; and

(vi) any other information reasonably requested by Landlord; (c) Tenant’s delivery to Landlord of “as built” drawings (in CAD format, if requested by Landlord); or (d) Tenant’s compliance with Landlord’s reasonable standard “close-out” requirements regarding city approvals, closeout tasks, Tenant’s contractor, financial close-out matters, and Tenant’s vendors. Landlord’s payment of the Final Retention shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment requests.

2.
MISCELLANEOUS.

a.
Applicable Lease Provisions. Without limitation, the Tenant Improvement Work shall be subject to Sections 7.2, 7.3 and 8 of the Lease.

b.
Plans and Specifications. Landlord shall provide Tenant with notice approving or disapproving any proposed plans and specifications for the Tenant Improvement Work within the Required Period (defined below) after the later of Landlord’s receipt thereof from Tenant or the mutual execution and delivery of this Agreement. As used herein, “Required Period” means (a) 10 business days in the case of construction drawings, and (b) five(5) business days in the case of any other plans and specifications (including a space plan). Any such notice of disapproval shall describe with reasonable specificity the basis for Landlord’s disapproval and the changes that would be necessary to resolve Landlord’s objections. The Required Periodsabove shall be reduced to five (5) business days and three

(3) business days, respectively, followingthe initial review.

c.
Review Fees; Coordination Fee. Tenant shall reimburse Landlord, upon demand, for any fees reasonably incurred by Landlord for review of the Plans by Landlord’s third party consultants (for the purposes of this Exhibit A, “Review Fees”). In consideration of Landlord’s coordination of the Tenant Improvement Work, Tenant shall pay Landlord a fee (for the purposes of this Exhibit A, the “Coordination Fee”) in an amount equal to 3% of the cost of the Tenant Improvement Work.

d.
Tenant Default. Notwithstanding any contrary provision of this Agreement, if Tenant Defaults under this Agreement before the Tenant Improvement Work is completed, then (a) Landlord’s obligations under this Extension Work Letter shall be excused, and Landlord may cause Tenant’s contractor to cease performance of the Tenant Improvement Work, until such Default is cured, and

(b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.

e.
Other. ThisExtension Work Letter shall not apply to any space other than the Premises.

EXHIBIT B POTENTIAL OFFERINGSPACE